EXHIBIT 99.1

Edible Garden Reports Significant 27.6% Year-Over-Year Revenue Growth for First Quarter of 2024

195.8% Gross Profit Increase in Q1 2024 with Gross Margin Increasing by 171 Basis Points

95% of Edible Garden Fresh Product Line Being Produced at Company-Owned Facilities - Strategic Pivot Away from Third-Party Growers Marks a Turn Toward Higher Expected Profits

Vertical Integration Expected to Pay Off - Company Plans to Boost Margins in the Coming Quarters

Conference Call to Be Held Today at 8:00 am ET.

BELVIDERE, NJ, May 15, 2024 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today provided a business update and reported financial results for the three months ended March 31, 2024.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are excited to announce a significant 27.6% year-over-year increase in revenue for the first quarter of 2024, which is typically the slowest quarter in our industry. This considerable growth showcases the dedication of the entire Edible Garden team and our ability to perform at a high level, resulting in high fill rates and an outstanding reputation as a trusted supplier within the industry. It also highlights the beneficial effects that vertical integration has had on our operations. We have achieved consistent top-line revenue growth over recent quarters, and more importantly, have increased our margins since we started reducing our reliance on third-party growers in the latter half of 2023. The benefits of this strategic shift became apparent at the end of last year and continued into the first quarter of 2024, where our gross profit increased by 195.8%. Additionally, we started to realize the benefits of this strategic shift in our gross profit margin which increased by 171 basis points compared to the same period in 2023. Our transition away from third-party growers has accelerated, with Edible Garden now producing approximately 95% of the Edible Garden fresh product line in Company-owned facilities. This has been a transformative journey, and we believe we have now reached a key inflection point in our evolution as a Company. With all the necessary elements in place, we believe we are poised to boost our margins in the coming quarters.”

"We continue to utilize our platform to enhance and expand our product range. In the first quarter, we partnered with Uncle Giuseppe's Marketplace, part of RBest Produce, to distribute Edible Garden herbs across their locations in New York and New Jersey, thus broadening our footprint in the Northeastern U.S. Perhaps more significantly, we secured a three-year contract, unprecedented in our history, with a leading U.S. food retailer. This contract, which we anticipate will generate approximately $18 to $20 million in revenue over its initial term, will facilitate the expansion of our product offerings in their stores. Beyond simply expanding our product assortment, this partnership will introduce innovative and engaging displays that aim to increase our brand’s visibility and prominence on the retailers’ shelves."

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"In 2023, we introduced Pulp, our fresh and fermented line of sustainable gourmet sauces and chili-based products, venturing into the global sauces and condiments market—a market expected to grow from $172.79 billion in 2021 to $240.7 billion by 2028, according to Research and Markets. In a relatively brief time, Pulp has become available at Whole Foods Market, Morton Williams, Dierbergs Markets, Target, and Woodman’s. In early March 2024, we expanded our distribution through KeHE Distributors, a leading distributor of natural, organic, specialty, and fresh products, and in April, we added UNFI Distributors, one of North America’s top grocery wholesalers of health and specialty food. The addition of these two, major distributors, further broadens access to our ‘Bland to Bold’ Pulp product line and comes on the heels of the launch of our Pulp e-commerce platform, allowing consumers to directly purchase all of our distinct and flavorful products online. The response to the Pulp line has been exceptionally positive, with sauce lovers quickly becoming fans of its unique peppers and the distinctive 'Bland to Bold' flavor they add to any meal, solidifying Edible Garden’s reputation as 'The Flavor Maker.'"

“In late April, we began distributing our Garden Starters—a collection of potted herbs and basil bowls designed for home gardens—to Midwest retail locations, starting with Meijer. Introduced in 2023 due to growing interest in home gardening, these sustainably grown herbs cater to the 35% of American households that grow at least some of their own food and are seeking flavor options to enhance the flavors of their meals. Our vertically integrated Edible Garden Heartland facility in Grand Rapids, Michigan, now fully manages the production, packaging, and distribution of these products. By placing them next to our cut herbs and sustainably sourced produce in supermarkets, we aim to offer maximum convenience to our customers.”

“Earlier this month, we entered into a product development agreement with Hermann Pickle Company, a leader in refrigerated kosher dill pickles, sauerkraut, and other fermented foods, which have been fixtures at delis and dinner tables nationwide for generations. Our collaboration will focus on leveraging both companies' strengths to research and develop scalable commercial opportunities. This partnership will concentrate on producing, marketing, and distributing fermented plant-based products and non-GMO consumer packaged foods. We are excited to work with the Hermann Pickles team, drawing on their trusted heritage to create a contemporary line of fermented product offerings.”

Financial results for the three months ended March 31, 2024

For the quarter ended March 31, 2024, revenue totaled $3.1 million, an increase of 27.6%, compared to $2.5 million for the three months ended March 31, 2023. The increase was attributable to an increase in customer demand for our cut herbs and potted herbs products and the expansion of our product lineup.

Cost of goods sold totaled $3.1 million for the three months ended March 31, 2024, compared to $2.5 million for the three months ended March 31, 2023. The increase was in line with the increase in revenue for the same period.

Selling, general and administrative (“SG&A”) expenses were $3.9 million for the three months ended March 31, 2024, compared to $2.7 million for the three months ended March 31, 2023. The increase was primarily driven by a one-time severance charge and higher audit, accounting and legal fees related to the departure of our previous Chief Financial Officer.

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Net loss was $4.0 million, or ($13.65) per share, for the three months ended March 31, 2024, compared to a net loss of $2.9 million, or ($44.19) per share, for the three months ended March 31, 2023. Higher SG&A expenses and approximately $0.6 million of non-recurring and non-cash expenses contributed to the increase in net loss. The expectation is to continue to reduce SG&A as we continue to become more efficient.

The complete financial results for the three months ended March 31, 2024, are available in the Company’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission and available at: www.sec.gov.

Conference Call

Edible Garden will host a conference call today at 8:00 A.M. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2024, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free +1 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and entering access code 926030. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/50592 or on the investor relations section of the company’s website, https://ediblegardenag.com/presentations/.

A webcast replay will be available on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations/ through May 15, 2025. A telephone replay of the call will be available approximately one hour following the call, through Wednesday, May 29, 2024, and can be accessed by dialing +1 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering access code 50592.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products backed by Zero-Waste Inspired® next generation farming. Offered at over 5,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb 2.0 patented (US Nos.: US 11,158,006 B1, US 11,410,249 B2 and US 11,830, 088 B2) software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Its proprietary patented (U.S. Patent No. D1,010,365) Self-watering display is designed to increase plant shelf life and provide an enhanced in-store plant display experience. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/.

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Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to expand into new product lines, and its performance as a public company. The words “aim,” “anticipate,” “believe,” “design,” “expect,” “objective,” “plan,” “seek,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives, and other factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q. Actual results might differ materially from those explicit or implicit in the forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except shares)

	March 31,	December 31,
	2024	2023

ASSETS

Current assets:
Cash	$388	$510
Accounts receivable, net	1,139	1,249
Inventory	814	678
Prepaid expenses and other current assets	276	210

Total current assets	2,617	2,647

Property, equipment and leasehold improvements, net	3,646	3,893
Intangible assets, net	46	47
Other assets	38	69

TOTAL ASSETS	$6,347	$6,656

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$5,145	$2,517
Short-term debt, net of discounts	4,438	387

Total current liabilities	9,583	2,904

Long-term liabilities:
Long-term debt, net of discounts	852	4,040
Long-term lease liabilities	-	-
Long-term liabilities of discontinued operations	-

Total long-term liabilities	852	4,040

Total liabilities	10,435	6,944

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Common stock ($0.0001 par value, 100,000,000 shares authorized, 307,820 and 285,283 shares outstanding as of March 31, 2024 and December 31, 2023, respectively (1))	1	1
Series A Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized; nil shares outstanding as of March 31, 2024 and December 31, 2023)	-	-
Additional paid-in capital	30,148	29,971
Accumulated deficit	(34,237)	(30,260)

Total stockholders’ deficit	(4,088)	(288)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$6,347	$6,656

(1) Adjusted to reflect all stock splits.

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EDIBLE GARDEN AG INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per-share information)

	Three Months Ended March 31,
	2024	2023

Revenue	$3,132	$2,455
Cost of goods sold	3,109	2,479

Gross profit (loss)	23	(24)

Selling, general and administrative expenses	3,884	2,691
(Gain) / Loss on sale of assets	-	-

Loss from operations	(3,861)	(2,715)

Other expenses
Interest expense, net	(117)	(234)
Gain from extinguishment of debt	-	70
Other income / (loss)	1	-
Total other expenses	(116)	(164)

NET LOSS	$(3,977)	$(2,879)

Net Income / (Loss) per common share - basic and diluted (1)	$(13.65)	$(44.19)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	291,372	65,147

(1) Adjusted to reflect all stock splits.

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